2000-2002 Long Term Performance Award Agreement


     This Agreement, dated as of February 24, 2000, (the
"Agreement") is made by and between CK Witco Corporation (the
"Corporation") and Name (the "Executive") of Town.

     WHEREAS, the Corporation has adopted the 1998 Long Term
Incentive Plan (the "Plan") for the purpose of attracting, motivating and retaining key employees by offering them long term performance-based incentives and an opportunity to acquire ownership of shares of the Corporation's common stock.

     NOW, THEREFORE, the Executive, a key employee of the Corporation, is granted the opportunity to earn shares of common stock of the Corporation in accordance with the terms and conditions of the Plan and this Agreement.

     1. The Executive is granted the opportunity to earn a maximum of Maximum shares of the common stock of the Corporation (the actual number of shares earned by the Executive, if any, hereinafter being called the "Award") during the Performance Period.

     2.     Definitions
For purposes of this Agreement, the following terms shall have the following meanings:

     (a)     "Performance Period" shall mean the period January
1, 2000, to December 31, 2002.

     (b) "Retirement" shall mean cessation of the Executive's employment with the Corporation or a subsidiary of the Corporation occurring on or after the Executive's sixty-second
(62nd) birthday.

     (c) "Cause" shall mean (i) the Executive's willful and continued failure to substantially perform assigned duties with the Corporation or its subsidiary corporations (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Corporation by which the Executive is employed (the "Board"), specifically identifying the manner in which the Board believes that the duties have not been substantially performed, or (ii) the Executive's willful conduct which is demonstrably and materially injurious to the Corporation or any subsidiary corporation by which the Executive is employed. For purposes of this subsection 2(c), no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation and the subsidiary corporation, if any, by which the Executive is employed.

     (d) "Good Reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by any employment agreement between the Executive and the Corporation or a subsidiary of the Corporation, or any other action by the Corporation or the subsidiary corporation, if any, by which the Executive is employed which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation or such subsidiary corporation promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Corporation or the subsidiary corporation, if any, by which the Executive is employed to comply with any of the provisions of any employment agreement between the Executive and the Corporation or such subsidiary corporation, other than an insubstantial and inadvertent failure which is remedied by the Corporation or such subsidiary corporation promptly after receipt of notice thereof given by the Executive;
(iii) any change not concurred in by the Executive in the location of the office at which the Executive is principally based on the date hereof, except for travel reasonably required in the performance of the Executive's responsibilities and substantially consistent with prior business travel obligations of the Executive; or (iv) any purported termination by the Corporation or the subsidiary corporation, if any, by which the Executive is employed of the Executive's employment otherwise than as permitted by any employment agreement between the Executive and the Corporation or such subsidiary corporation.

     (e) "Change in Control" shall have the meaning set forth in Section 10 of the Crompton & Knowles Corporation 1998 Long
Term Incentive Plan (the "Plan").

     (f) "Fair Market Value" shall have the meaning set forth in Section 2 (j) of the Plan

     3.     Performance Objectives
There shall be two Performance Objectives used to determine the amount of the Award, if any, earned by the Executive, as follows:

     (a)    Return on Equity Objective
            This objective, which must be achieved in order for the Executive to earn an Award, shall be the achievement by the Corporation of a return on equity for the fiscal year ending December 31, 2002, of not less than seventeen and a half percent (17.5%).

    (b)     Earnings Per Share ("EPS") Objective
            This objective shall be the achievement by the Corporation of cumulative earnings per share for the Performance
Period of not less than $4.32 per common share.
       The following table shows the Award associated with cumulative earnings per share for the Performance Period at three different levels:

           Threshold Award      Target Award        Maximum Award

Cumulative     $4.32               $4.49                $4.65
EPS

Award Earned  Threshold             Target           Maximum

The actual Award, if any, earned by the Executive shall be based upon the actual cumulative earnings per share achieved by the Corporation during the Performance Period, and except in the event that cumulative earnings per share for the Performance Period are equal to the amounts shown in the above table, shall be determined by interpolation from the values shown in the table.

     4.     Termination of Employment During Performance Period
     (a) If the Executive's employment with the Corporation or a subsidiary of the Corporation terminates during the Performance Period because of death, disability or Retirement, the Executive Compensation Committee of the CK Witco Board (the "Committee") may, in its sole discretion, make a pro rata Award to the Executive.

     (b) If, following a Change in Control occurring after the date of this Agreement, the Executive's employment with the Corporation or a subsidiary of the Corporation is terminated during the Performance Period by the Executive for Good Reason or by the Corporation by which the Executive is employed other than for Cause, the Executive shall become immediately vested in, and shall be promptly paid a pro rata Award which Award shall be determined on the basis of the cumulative earnings per share achieved by the Corporation during the Performance Period through the date of such termination of the Executive's employment and a proration (based on the number of days in the Performance Period which have elapsed on the date of such termination of the Executive's employment) of the cumulative earnings per share objectives specified in section 3 hereof. In no case shall the Award be less than the Target Award. The Executive shall be entitled to an Award pursuant to this subsection (b) without regard to whether or not the Corporation has achieved the return on equity objective specified in section 3 hereof.

     (c) In the event that the Executive's employment with the Corporation terminates during the Performance Period for any reason other than as specified in subsections 4(a) and 4(b) hereof, the Executive shall not be entitled to receive any Award for the Performance Period.

      5.     Voting of Shares
             After the date of any Award to the Executive hereunder, and prior to the transfer to the Executive of all of the shares of the Corporation comprising the Award, the Executive shall have the right to instruct the trustee of the CK Witco Corporation Long Term Incentive Plan Trust (the "Trustee") as to the voting of such number of shares of the Corporation comprising the Award as are held by the Trustee, together with any other shares held by the Trustee in any account which may be established by the Trustee on or after the date of the Award in the name of the Executive.

     6.     Vesting and Payment of Award
          Any Award made to the Executive hereunder shall vest in the Executive and the Executive shall be entitled to receive the Award only as follows:

     33.3%     on  January 1, 2003
     33.3%     on  January 1, 2004
     33.3%     on  January 1, 2005

     Notwithstanding any other provision of this Section 6, upon the termination of the Executive's employment with the Corporation on or after December 31, 2002, due to death, disability, Retirement or for any reason following a Change in Control occurring after December 31, 2002, any Award theretofore earned by the Executive hereunder shall immediately become fully vested in him, and be payable in shares, or the cash equivalent of the Fair Market Value of the shares constituting the Award on the date so vested. Termination of the Executive's employment with the Corporation on or after December 31, 2002, for any reason other than those specified in the preceding sentence shall cause the forfeiture of any portion of an Award not vested prior to the date of such termination of employment.

7.     Certain Further Payments by the Company.
       In the event that any amount paid or distributed to the Executive pursuant to this Agreement (taken together with any amounts otherwise paid or distributed to the Executive in connection with a change of control referred to in Section 280G(b)(i)) is subject to an excise tax under Section 4999 of the Code or any successor or similar provision thereto (the "Excise Tax"), the Corporation shall pay to the Executive an additional amount such that, after taking into account all taxes (including federal, state, local and foreign income, excise and other taxes) incurred by the Executive on the receipt of such additional amount, the Executive is left with the same after-tax amount the Executive would have been left with had no Excise Tax been imposed.

8.     At Will Employment
       This Agreement does not alter the "at will" nature of the Executive's employment, which employment may be terminated at any time by the Executive or the Corporation by which the Executive is employed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                           CK WITCO CORPORATION

                           By:
                           Its:

                           Name